Exhibit 99.1

Press Release	Source: Deltagen, Inc.

Deltagen Provides Financing Update

Monday June 16, 8:31 am ET

Announces Management Changes

REDWOOD CITY, Calif., June 16 — Deltagen, Inc. (Nasdaq: DGEN) today announced that given actions taken by Lexicon Genetics, Incorporated and the landlord of Deltagen’s primary facility in Redwood City, California and discussions with the bridge loan lenders, it is very unlikely that Deltagen will be able to close the second tranche of its bridge loan and its Series A preferred stock financing. The initial $5 million bridge loan matures on July 1, 2003. Deltagen does not expect to have the funds to repay the bridge loan on that date.

Additionally, Deltagen announced that Joseph M. Limber, interim chief executive officer, and John Varian, interim chief financial officer, have resigned their positions with Deltagen. As announced previously, Messrs. Limber and Varian were to assume the positions of chief executive officer and chief financial officer, respectively, upon the closing of the Series A financing. Messrs. Limber and Varian will continue to assist Deltagen in consulting capacities.

Deltagen also announced that, effective immediately, the role of Chairman of Deltagen’s Board of Directors will be rotated among Deltagen’s four directors. Deltagen’s Board of Directors is exploring the Company’s strategic options, including alternate financing or bankruptcy.

This press release contains forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements, including the ability of Deltagen to close the preferred stock financing or obtain alternate financing; the ability of Deltagen to avoid bankruptcy; the ability of Deltagen to renew or obtain new customer agreements and other risks cited in the risk factors sections of Deltagen’s Annual Report on Form 10-K filed with the Securities and Exchange Commission and Deltagen’s other securities filings with the Commission. These forward-looking statements speak only as of the date hereof. Deltagen disclaims any intent or obligation to update these forward-looking statements.